Exhibit 99.1

FOR IMMEDIATE RELEASE
FOR FURTHER INFORMATION CONTACT: Kenneth D. Najour Chief Financial Officer T: 340-692-1055 E: Kenneth.Najour@AltisourceAMC.com

Altisource Asset Management Corporation Announces Pricing of Private
Placement of Convertible Preferred Stock

FREDERIKSTED, United States Virgin Islands, March 17, 2014 (GLOBE NEWSWIRE) - Altisource Asset Management Corporation (“AAMC” or the “Company”) (NYSE MKT: AAMC) today announced that it has entered into an agreement to sell 250,000 shares of its new Series A Convertible Preferred Stock (the “Series A Preferred Stock”) to Luxor Capital Group, LP, a New York based investment manager, and other institutional investors for aggregate net proceeds of $250.0 million. The transaction is expected to close on or about March 18, 2014, subject to customary closing conditions.

The holders of shares of Series A Preferred Stock will not be entitled to receive dividends with respect to the Series A Preferred Stock. The shares of Series A Preferred Stock are convertible into shares of common stock of AAMC at a conversion price of $1,250 per share of common stock, subject to certain anti-dilution adjustments.

The Company intends to use the proceeds from this transaction to repurchase shares of its common stock and for other corporate purposes. Such stock repurchases may be made in the open market, block trades or privately-negotiated transactions. In connection with the foregoing, the Company’s Board of Directors has approved a share repurchase program that authorizes the Company to repurchase up to $300.0 million in shares of common stock.

The Company is required to redeem all outstanding shares of the Series A Preferred Stock for cash on March 15, 2044. Prior to that date, the Company may, at its option, redeem all, but not less than all, of the Series A Preferred Stock for cash on March 15, 2020 or on each successive five year anniversary of March 15, 2020. Each holder of the Series A Preferred Stock will also have the right to require the Company to redeem on each of these early redemption dates all, but not less than all, of the Series A Preferred Stock held by such holder. In each case, the redemption price will equal $1,000 per share.

Upon a change of control of the Company or upon the liquidation, dissolution or winding up of the Company, holders of the Series A Preferred Stock will be entitled to receive cash for each share of Series A Preferred Stock in an amount equal to the greater of:

(i)	$1,000 plus a portion of the aggregate amount of cash dividends paid per share on the Company’s common stock during the period in which the Series A Preferred Stock was outstanding; and

(ii)	the number of shares of common stock into which the Series A Preferred Stock is then convertible multiplied by the then current market price of the common stock.

The Series A Preferred Stock and the shares of common stock issuable upon conversion have not been registered under the Securities Act. The Series A Preferred Stock and the shares of common stock issuable upon conversion may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

This press release is not an offer to sell, or a solicitation of an offer to purchase, any securities of AAMC. It is issued pursuant to Rule 135c under the Securities Act.

About AAMC

AAMC is an asset management company that provides portfolio management and corporate governance services to institutional investors. Its initial client is Altisource Residential Corporation, a real estate investment trust that is focused on providing affordable rental homes to families throughout the United States.   Additional information is available at www.altisourceamc.com.

Forward-looking statements
This press release contains forward-looking statements that involve a number of risks and uncertainties. Those forward-looking statements include all statements that are not historical fact, including statements about management's beliefs and expectations.  Forward-looking statements are based on management's beliefs as well as assumptions made by and information currently available to management.  Because such statements are based on expectations as to future economic performance and are not statements of historical fact, actual results may differ materially from those projected.  AAMC undertakes no obligation to update any forward-looking statements whether as a result of new information, future events or otherwise.  The risks and uncertainties to which forward-looking statements are subject include, but are not limited to: AAMC's ability to implement its business plan; AAMC's ability to leverage strategic relationships on an efficient and cost-effective basis; its ability to compete; general economic and market conditions; governmental regulations, taxes and policies; availability of adequate and timely sources of liquidity and financing; and other risks and uncertainties detailed in the "Forward-Looking Statements," "Risk Factors" and other sections of AAMC's Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and AAMC’s other filings with the Securities and Exchange Commission.